 Filed pursuant to Rule 424(b)(3)

Under the Securities Act of 1933, as amended

Registration No. 333-267751

PROSPECTUS

ShiftPixy, Inc.

1,270,834 Shares of Common Stock

Pursuant to this prospectus, the selling stockholders identified herein are offering on a resale basis an aggregate of 1,270,834 shares of common stock of ShiftPixy, Inc., including (i) 416,667 shares issued pursuant to the securities purchase agreement, dated September 20, 2022 (the “Purchase Agreement”), between us and the purchaser named therein, (ii) 833,334 shares issuable upon exercise of warrants (the “Investor Warrants”) issued to the purchaser under the Purchase Agreement, and (iii) 20,833 shares issuable upon exercise of warrants (the “Placement Agent Warrants,” and together with the Investor Warrants, the “Warrants”) issued to the placement agent and its designees as compensation in connection with the private placement under the Purchase Agreement (the “Private Placement”). The Investor Warrants were issued upon closing of the Purchase Agreement on September 23, 2022, are exercisable for a period of seven years commencing March 23, 2023 (six months from issuance) and have an exercise price of $12.00 share. The Placement Agent Warrants are exercisable commencing March 23, 2023 and will expire four years from the date of effectiveness of this registration statement.

We will not receive any of the proceeds from the sale by the selling stockholders of the common stock. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants.

The selling stockholders may sell or otherwise dispose of the common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell or otherwise dispose of the common stock covered by this prospectus in the section entitled “Plan of Distribution” on page 10. Discounts, concessions, commissions and similar selling expenses attributable to the sale of common stock covered by this prospectus will be borne by the selling stockholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the common stock with the Securities and Exchange Commission, or the SEC.

You should carefully read this prospectus together with the documents we incorporate by reference, before you invest in our common stock.

Our common stock is listed on The Nasdaq Capital Market under the symbol “PIXY.” On December 15, 2022, the last reported sale price for our common stock was $18.17 per share.

Investing in our common stock involves substantial risk. Please read “Risk Factors” beginning on page 5 of this prospectus and in the documents we incorporate by reference.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 21, 2022.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find More Information” and “Information Incorporated by Reference” in this prospectus.

We have not authorized anyone to give any information or to make any representation to you other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our shares of common stock other than the shares of our common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to “ShiftPixy,” the “Company,” “we,” “us” and “our” refer to ShiftPixy, Inc.

SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus and in the documents we incorporate by reference into this prospectus. The summary is not complete and does not contain all of the information that you should consider before investing in our common stock. After you read this summary, you should read and consider carefully the entire prospectus and the more detailed information and financial statements and related notes that are incorporated by reference into this prospectus and any prospectus supplement. If you invest in our shares, you are assuming a high degree of risk.

About Us—Business Overview

We are a human capital management ("HCM") platform. We provide payroll and related employment tax processing, human resources and employment compliance, employment related insurance, and employment administrative services solutions for our business clients (“clients” or “operators”) and shift work or “gig” opportunities for worksite employees (“WSEs” or “shifters”). As consideration for providing these services, we receive administrative or processing fees as a percentage of a client’s gross payroll. The level of our administrative fees is dependent on the services provided to our clients which ranges from basic payroll processing to a full suite of human resources information systems ("HRIS") technology. Our primary operating business metric is gross billings, consisting of our clients’ fully burdened payroll costs, which includes, in addition to payroll, workers’ compensation insurance premiums, employer taxes, and benefits costs.

Our goal is to be the best online fully-integrated workforce solution and employer services support platform for lower-wage workers and employment opportunities. We have built an application and desktop capable marketplace solution that allows for workers to access and apply for job opportunities created by our clients and to provide traditional back-office services to our clients as well as real-time business information for our clients’ human capital needs and requirements.

We have designed our business platform to evolve to meet the needs of a changing workforce and a changing work environment. We believe our approach and robust technology will benefit from the observed demographic workplace shift away from traditional employee/employer relationships towards the increasingly flexible work environment that is characteristic of the gig economy. We believe this change in approach began after the 2008 financial crisis and is currently being driven by the labor shortage created out of the COVID-19 economic crisis. We also believe that a significant problem underpinning the lower wage labor crisis is the sourcing of workers and matching temporary or gig workers to short-term job opportunities.

About this Offering

On September 20, 2022, we entered into a securities purchase agreement with a large institutional investor (the “Purchaser”) pursuant to which we sold to the Purchaser an aggregate of 416,667 shares of its common stock together with warrants (the “Investor Warrants”) to purchase up to 833,334 shares of common stock in a private placement offering (the “Private Placement”). Each share of common stock and two accompanying Investor Warrants were sold together at a combined offering price of $12.00. The Investor Warrants are exercisable for a period of seven years commencing March 23, 2023 (six months from issuance) at an exercise price of $12.00 per share, subject to adjustment. The Private Placement closed on September 23, 2022. The gross proceeds to us from the private placement were approximately $5 million.

In connection with the Purchase Agreement, we and the Purchaser entered into amendment No. 1 to warrants (the “Warrant Amendment”). Pursuant to the Warrant Amendment, the exercise price of (i) 25,233 warrants issued on September 3, 2021, and (ii) 98,969 warrants issued on January 28, 2022, was reduced to $0.01.

A.G.P./Alliance Global Partners (the “Placement Agent”) acted as the exclusive placement agent in connection with the private placement pursuant to the terms of a placement agent agreement, dated September 20, 2022, between us and the Placement Agent. Pursuant to the placement agent agreement, we paid the Placement Agent a fee equal to 7.0% of the aggregate gross proceeds from the private placement. In addition to the cash fee, we issued to the Placement Agent and its designees warrants to purchase up to 20,833 shares (the “Placement Agent Warrant Shares”) of common stock (5% of the number of shares sold in the Private Placement (the “Placement Agent Warrants”)). The Placement Agent Warrants will be exercisable for a period commencing six months from issuance, will expire four years from the effectiveness of a registration statement for the resale of the underlying shares, and have an initial exercise price of $13.20 per share.

In connection with the Purchase Agreement, we and the Purchaser entered into a registration rights agreement. Pursuant to the registration rights agreement, we agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) to register the resale by the Purchaser of the shares sold under the Purchase Agreement and the shares issuable upon exercise of the Investor Warrants no more than 15 days after the date of closing, and to have such registration statement declared effective within 30 days of filing (or 60 days in the event of a “full review” by the SEC).

This prospectus includes the resale of (i) 416,667 shares issued under the Purchase Agreement, (ii) 833,334 shares underlying the Investor Warrants issued under the Purchase Agreement, and (iii) 20,833 Placement Agent Warrant Shares.

We are filing the registration statement of which this prospectus forms a part to satisfy our obligations under the registration rights agreement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance. We may, in some cases, use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements.

These forward-looking statements reflect our management’s beliefs and views with respect to future events, are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those in these forward-looking statements. We discuss many of these risks in greater detail in this prospectus under “Risk Factors” and in our Annual Report on Form 10-K filed with the SEC on December 13, 2022, as amended by our Annual Report on Form 10-K/A filed with the SEC on December 14, 2022, as well as those described in the other documents we file with the SEC. Moreover, new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable laws or regulations.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties discussed below, as well as those under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the year ended August 31, 2022, as amended by our Annual Report on Form 10-K/A for the year ended August 31, 2022, as filed with the SEC, and as incorporated by reference in this prospectus, as the same may be amended, supplemented or superseded by the risks and uncertainties described under similar headings in the other documents that are filed by us after the date hereof and incorporated by reference into this prospectus.

Risks Relating to Our Business

Our sponsorship of the SPACs creates a risk that we will be categorized as an investment company that is subject to registration under the Investment Company Act of 1940 (the “1940 Act”). If we are deemed to be an investment company under the Investment Company Act of 1940, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to conduct our operating business and our IHC sponsorship activities.

On April 29, 2021, we announced our sponsorship, through our wholly-owned subsidiary, ShiftPixy Investments, Inc. ("Investments"), of four SPACs: Vital Human Capital, Inc. ("Vital"), TechStackery, Inc. ("TechStackery"), Firemark Global Capital, Inc. ("Firemark"), and Industrial Human Capital, Inc. ("IHC"). Each SPAC was seeking to raise approximately $150 million in capital investment, through an IPO, to acquire companies in the healthcare, industrial and technology segments of the staffing industry, as well as one or more insurance entities. In comment letters to two of our registration statements, the SEC inquired as to whether our activities in relation to the SPACs might cause the Company to be classified as an investment company. Section 3(a)(1)(A) of the Investment Company Act 1940 (the “1940 Act”) defines as an investment company any issuer that is or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the 1940 Act defines “investment company” to mean any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets. Such investment companies are required to register and meet other requirements promulgated under the 1940 Act. Our investment in IHC and the other SPACs discussed above could give rise to a determination that we are or were an investment company subject to registration under the 1940 Act. Such a determination could have a material adverse effect on our business operations, projected revenues and earnings, and growth prospects.

We believe that we are not an investment company, and we always intended to conduct our operations so that we will not be deemed to be an investment company. In this regard, we note, first, that we are and hold ourselves out to be an HCM platform that provides real-time business intelligence along with HR services on a fee-based business model. Our HR services include human resources, employment compliance, employment related insurance, payroll, and operational employment services solutions for our clients and WSEs. In sum, our business is HCM using technology, not investing, reinvesting or trading in securities. In addition, each SPAC IPO registration statement and related prospectus included an exception permitting us to transfer our ownership in the founder shares at any time to the extent that we determine, in good faith, that such transfer is necessary to ensure that we comply with the 1940 Act. Ultimately, however, on March 18, 2022, the IPO registration statements related to three of the SPACs we had sponsored, Vital, TechStackery, and Firemark were withdrawn.

However, the analysis as to the investment of our subsidiary, ShiftPixy Investments, Inc., in the Founder's Shares of IHC is different. We acquired the Founder Shares on April 22, 2021, and we believe that we exceeded the 40% Threshold on October 19, 2021, in connection with the pricing of IHC’s IPO exclusive of Government securities and cash items. Investments acquired 4,312,500 Founder Shares on April 22, 2021, for an aggregate purchase price of $25,000, or approximately $0.006 per share. Prior to the pricing of IHC’s IPO on October 19, 2021, there was substantial doubt as to whether the IPO would be completed on the proposed terms, or at all, and therefore, the fair market value of the Founder Shares owned by us had significantly less value than $10.00 per unit, the IPO price. On October 19, 2021, upon pricing of IHC’s IPO, the Founder Shares had a market value of $21,100,000 based on the $10.00 per unit offering price. Accordingly, we believe that October 19, 2021, is the beginning of the one-year temporary safe harbor under Rule 3a-2 promulgated under the 1940 Act, as described below.

Rule 3a-2 provides a temporary safe harbor from application of the 1940 Act’s provisions to certain issuers that are in transition to a non-investment company business. Specifically, Rule 3a-2 deems an issuer that meets the definition of “investment company” in Section 3(a)(1)(A) or 3(a)(1)(C) of the 1940 Act not to be an investment company for a period not to exceed one year, provided that the conditions of the rule are satisfied. Pursuant to Rule 3a-2, the one-year period begins on the earlier of: (i) the date on which an issuer owns securities and/or cash having a value exceeding 50% of the value of such issuer’s total assets on either a consolidated or unconsolidated basis; or (ii) the date on which an issuer owns or proposes to acquire investment securities having a value exceeding the 40% Threshold. Accordingly, we believe that our IHC sponsorship activities fall within the safe harbor under Rule 3a-2 of the 1940 Act, which allows a 3(a)(1)(C) investment company (as a “transient investment company”) a grace period of one year from the date of classification, to avoid registration under the 1940 Act. The SEC’s IM Guidance Update No. 2017-03 (March 2017) specifically states that the “purpose of Rule 3a-2 is to temporarily relieve certain issuers that are in transition to a non-investment company business from the registration and other requirements of the 1940 Act.” In that guidance, the Staff of the SEC also acknowledged that the “one-year period for transient investment companies should be available to issuers that have a bona fide intent to be engaged primarily in a non-investment company business.” As provided in Rule 3a-2, during the one-year period, the issuer must undertake activities that are consistent with an objective to no longer be an “investment company” by the end of this period. In addition, the issuer’s board of directors must adopt a resolution that commits the issuer to undertake activities in order to achieve this objective.

With these considerations in mind, on May 13, 2022, we issued a press release announcing a special distribution of shares of common stock of IHC to all ShiftPixy shareholders of record as of May 17, 2022. The shares in IHC were expected to be distributed to eligible ShiftPixy shareholders as soon as practicable following the completion of the IBC, subject to a registration statement covering the IHC shares being declared effective by the SEC. We believed that in the event of such distribution of the IHC shares, we would no longer own such shares and would accordingly ensure that we and/or any of our parents, subsidiaries or affiliates are in compliance with the 1940 Act.

While we anticipated the disposition of our subsidiary’s securities in IHC by October 19, 2022, we believe that certain events nullified the need for that action. Specifically, in connection with the vote of the Shareholders of IHC at the meeting on October 14, 2022, regarding extending IHC, shareholders holding 11,251,347 public shares of IHC exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account, leaving only 248,653 of IHC’s remaining public shares outstanding and the amount in the Trust Account substantially below the $5,000,001 minimum net tangible asset amount required by IHC's Amended and Restated Certificate of Incorporation to be available upon consummation of its initial business combination. IHC's efforts to secure the decisions of some shareholders to reverse their redemptions were unsuccessful, prompting the following consequences: (a) IHC's sponsor declined to fund the extension, (b) the board of directors of IHC adopted resolutions to immediately cease operations and proceed to dissolve and unwind, (c) IHC cancelled the extension amendment as filed with the Secretary of State of Delaware, (d) in accordance with the Amended and Restated Certificate of Incorporation of IHC, because the corporate existence was not extended, IHC’s existence ceased as of October 22, 2022—the date by which IHC was required to have completed its initial business combination, (e) 100% of the public shareholders will have their public shares redeemed, (f) our subsidiary’s investment in IHC has been rendered worthless, (g) the NYSE has initiated the delisting process as to all securities of IHC, (h) the final franchise taxes for IHC have been paid, (i) the Certificate of Dissolution for IHC was filed with the Secretary of State of Delaware on November 14, 2022, and (j) IHC is otherwise completing its wind down procedures.

Thus, although the Company technically held shares in IHC past October 19, 2022, the date by which we anticipated our subsidiary to have disposed of the IHC shares, we believe that IHC terminated, for all practical purposes, as of the meeting date of October 14, 2022, such that IHC has been in the dissolution and wind-up process since that date. The Company accordingly believes that did not fall within the purview of the 1940 Act, because the securities held by the Company’s subsidiary in IHC and the net assets of IHC effectively became worthless on October 14, 2022. However, because our subsidiary held securities in IHC past October 19, 2022, there can be no assurances that we will not be deemed to be an investment company under the 1940 Act.

If we are deemed to be an investment company under the 1940 Act of by virtue of our IHC sponsorship activities or based upon a determination that we exceeded the 40% Threshold prior to October 19, 2021, or after October 19, 2022, our future activities may be restricted, including:

•	restrictions on the nature of our investments; and

•	restrictions on the issuance of securities, each of which may make it difficult for us to conduct our business and raise working capital.

In addition, we may have imposed upon us burdensome requirements, including:

•	registration as an investment company with the SEC;

•	adoption of a specific form of corporate structure different from our current operating structure; and

•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that we are currently not subject to.

Compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to operate our business, and make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business, financial condition and results of operations.

Risks Relating to This Offering

The sale of a substantial amount of our common stock, including resale of the shares of common stock by the selling stockholders in the public market, could adversely affect the prevailing market price of our common stock.

We are registering for resale 1,270,834 shares of common stock, including 416,667 outstanding shares and 854,167 shares issuable upon exercise of the Warrants held by the selling stockholders. Sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock. We cannot predict if and when the selling stockholders may sell such shares in the public market.

USE OF PROCEEDS

We will not receive any of the proceeds from any sale or other disposition of the shares of common stock covered by this prospectus. All proceeds from the sale of the shares will be paid directly to the selling stockholder. We will receive proceeds upon the cash exercise of the Warrants, however. Assuming full cash exercise of the Warrants at the initial exercise price, we would receive gross proceeds of approximately $10.3 million. We currently intend to use any proceeds from Warrant exercises for general corporate purposes, including payment of outstanding accounts payable and working capital.

To the extent the resale of the shares of common stock underlying Warrants is registered under the Securities Act and there is a prospectus available for such registered resale, holders of Warrants are required to pay the exercise price for the Warrants in cash. If no such registration statement and prospectus are available six months following the applicable issuance date of the Warrants, the Warrants may be exercised through cashless exercise, where the holder of the Warrants receives fewer shares upon exercise of its Warrants but does not pay us any cash to exercise the Warrants.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders include (i) 416,667 shares issued under the Purchase Agreement, (ii) 833,334 shares underlying the Investor Warrants issued under the Purchase Agreement, and (iii) 20,833 Placement Agent Warrant Shares. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except as set forth below, the selling stockholders have not had had any material relationship with us within the past three years. Except as set for the below, none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their ownership of the shares of common stock and warrants, as of December 14, 2022, assuming exercise of any warrants held by the selling stockholders on that date, without regard to any limitations on exercises.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

In accordance with the terms of a registration rights agreement with the purchaser under the Purchase Agreement, this prospectus generally covers the resale of the shares of common stock issued under the Purchase Agreement or issuable upon exercise of the Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration rights agreement, without regard to any limitations on the exercise of the Warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the Warrants, the selling stockholders may not exercise the Warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the Warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

Name of selling stockholder	Number of shares of common stock owned prior to offering(1)		Maximum number of shares of common stock to be sold pursuant to this prospectus		Number of shares of common stock owned after offering(2)	Percentage of outstanding common stock owned after the offering(3)
Armistice Capital Master Fund Ltd. (4)	1,603,410	(5)	1,250,001	(6)	353,409	3.2%
A.G.P./Alliance Global Partners(7)	10,562		7,291	(8)	3,271	*
David Bocchi(9)	4,910		3,541	(8)	1,369	*
Alex Barrientos(9)	4,976		3,541	(8)	1,435	*
David Birenbaum(8)	1,504		1,197	(8)	307	*
George Anagnostou(9)	2,877		2,006	(8)	871	*
Zachary Grodko(9)	603		416	(8)	187	*
James Tang(9)	603		416	(8)	187	*
Keith Donofrio(9)	1,297		895	(8)	402	*
Thomas Higgins(9)	457		333	(8)	124	*
Kevin Oleskewicz(9)	1,257		1,197	(8)	60	*

* Less than 1%.

(1)	Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. To our knowledge, subject to community property laws where applicable, the selling stockholders named in the table have sole voting and investment power with respect to the common stock shown as beneficially owned by such selling stockholder, except as otherwise indicated in the footnotes to the table.
(2)	Represents the amount of shares that will be held by the selling stockholder after completion of this offering based on the assumptions that (a) all common stock registered for resale by the registration statement of which this prospectus is part will be sold and (b) no other shares of common stock are acquired or sold by the selling stockholder prior to completion of this offering. However, the selling stockholders may sell all, some or none of such shares offered pursuant to this prospectus and may sell other shares of common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.
(3)	Based on 9,671,196 shares of common stock outstanding as of December 14, 2022, and assumes that following the offering all of the Warrants will have been exercised (such that 10,525,363 shares of common stock will be outstanding), and all of the shares offered by the selling stockholders hereunder will have been sold.
(4)	The shares are directly held by Armistice Capital Master Fund Ltd. (the “Master Fund”), a Cayman Islands exempted company, and may be deemed to be indirectly beneficially owned by Armistice Capital, LLC (“Armistice”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice and Steven Boyd disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein. The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.
(5)	Represents (i) 416,667 shares sold under Purchase Agreement, (ii) 833,334 shares underlying Investor Warrants, and (iii) 353,409 shares issuable upon exercise of other warrants. The warrants (including the Investor Warrants) are each subject to certain beneficial ownership limitations that prohibit the Master Fund from exercising any portion of them if, following such exercise, the Master Fund’s ownership of our common stock would exceed 4.99% of our outstanding shares of common stock.
(6)	Includes (i) 416,667 shares sold under Purchase Agreement and (ii) 833,334 shares underlying Investor Warrants. The Investor Warrants are subject to certain beneficial ownership limitations that prohibit the Master Fund from exercising any portion of them if, following such exercise, the Master Fund’s ownership of our common stock would exceed 4.99% of our outstanding shares of common stock.
(7)	The selling stockholder is a broker-dealer. The selling stockholder received the Placement Agent Warrants as compensation for acting as placement agent in the Private Placement. The selling stockholder has also acted as underwriter or placement agent in prior offerings of the Company.
(8)	Represents Placement Agent Warrant Shares.
(9)	The selling stockholder is an employee of A.G.P./Alliance Global Partners, which is a registered broker-dealer that acted as our placement agent in the Private Placement.

PLAN OF DISTRIBUTION

The selling stockholders of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed the Company that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus has been passed upon for us by Bailey, Stock, Harmon, Cottam, Lopez LLP, Cheyenne, Wyoming.

EXPERTS

The consolidated financial statements of ShiftPixy, Inc. at August 31, 2022 and 2021 appearing in our Annual Report on Form 10-K for the year ended August 31, 2022, as amended by our Annual Report on Form 10-K/A for the year ended August 31, 2022, have been audited by Marcum LLP, independent registered public accountants, as set forth in its report thereon included therein, which include an explanatory paragraph as to the Company’s ability to continue as a going concern and which are incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act that registers the resale of the shares of our common stock covered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. For further information with respect to us and our common stock, you should refer to the registration statement and the exhibits filed as a part of the registration statement. Statements contained in or incorporated by reference into this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or one of our filings with the SEC that is incorporated by reference into the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement contained in or incorporated by reference into this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational reporting requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov.

We make available, free of charge, on our website at www.shiftpixy.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The contents of our website are not part of this prospectus, and the reference to our website does not constitute incorporation by reference into this prospectus of the information contained on or through that site, other than documents we file with the SEC that are specifically incorporated by reference into this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any future documents that we file with the SEC (excluding any portion of such documents that are furnished and not filed with the SEC) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement and (ii) after the date of this prospectus until the offering of the securities is terminated:

●	our Annual Report on Form 10-K for our fiscal year ended August 31, 2022, filed with the SEC on December 13, 2022, as amended by our Annual Report on Form 10-K/A for our fiscal year ended August 31, 2022, filed with the SEC on December 14, 2022;

●	our Current Reports on Form 8-K filed with the SEC on September 6, 2022, September 8, 2022, September 21, 2022, September 23, 2022, October 3, 2022, and December 5, 2022; and

●	the description of our common stock contained in our Registration Statement on Form 8-A, registering our common stock under Section 12(b) under the Exchange Act, filed with the SEC on June 28, 2017.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: ShiftPixy, Inc., Attention: Corporate Secretary, 501 Brickell Key Drive, Suite 300, Miami, FL 33131, phone number (888) 798-9100.